Exhibit 10.3

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), effective as of October 10, 2019 (the “Effective Date”), is made and entered by and between FTE Networks, Inc., a Nevada corporation (together with its successors and assigns, “FTE Networks” or the “Receiving Party”), and Benchmark Builders, LLC, a New York limited liability company (“Benchmark” or “Providing Party” and, together with FTE Networks, individually a “Party” and collectively the “Parties”).

RECITALS

Whereas, Benchmark Holdings LLC, in its capacity as a lender under that certain Amended and Restated Credit Agreement, dated as of July 2, 2019 (the “Credit Agreement”), obtained all of the membership interests in Benchmark Builders, LLC, a New York limited liability company, held by FTE Networks through a strict foreclosure under UCC § 9-620 (the “Foreclosure”) pursuant to that certain Proposal for Surrender of Collateral and Strict Foreclosure (the “Foreclosure Proposal”);

Whereas, in connection with the transition of the Parties’ respective businesses subsequent to the Foreclosure, the Parties desire to enter into this Agreement, pursuant to which Providing Party shall provide certain transition services to Receiving Party, all as further set forth in this Agreement.

Now, Therefore, in consideration of the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1. Services.

(a) Services in General. The Providing Party shall perform (and cause its affiliates to perform, as applicable) each service (each, a “Service” and collectively, the “Services”) identified on Exhibit A attached hereto and incorporated herein by this reference, which describes the Services to be provided as of the Closing Date. In the event the Receiving Party identifies additional services that it desires the Providing Party to provide and such services are reasonably necessary to support the continued operations of the business of the Receiving Party (the “Business”) during the Term, and such services are not set forth on Exhibit A, the Receiving Party will provide written notice thereof to the Providing Party and the Parties will thereafter negotiate in good faith the scope and duration of such additional services. Any such additional services so provided by the Providing Party shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement. If there is any inconsistency or conflict between the terms and conditions of Exhibit A and the terms and conditions of this Agreement, the terms and conditions of Exhibit A will govern. The Providing Party may provide the Services through its affiliates and/or third party service providers; provided, that the Providing Party will remain responsible for providing the Services hereunder.

(b) Standard of Service. The Providing Party shall provide the Services with at least the degree of quality and timeliness as such Services were performed and provided by the Providing Party to the Business prior to the consummation of the Foreclosure. The Services shall be performed in good faith and in accordance with applicable laws.

(c) Cooperation. The Parties will cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation will include exchanging information relevant to the provision of Services hereunder, good faith efforts to mitigate problems with the work environment interfering with the Services to the extent reasonably possible without interfering with the operations of each Party. In addition, each Party will: (a) provide the other Party with information, documentation, permits and consents reasonably necessary for the other Party to perform its obligations hereunder; and (b) provide reasonably timely decisions in order for the other Party to perform its obligations hereunder. To the extent a Party’s failure to discharge its obligations in this Section impedes the other Party’s ability to perform its obligations hereunder, the other Party will be excused from performance for so long as the other Party is impeded from performing by such failure.

(d) Company Information. Each Party shall promptly make all filings with governmental agencies necessary to restate their respective corporate addresses and the names of officers and directors, and to promptly update any business registrations, tax notifications and similar matters. FTE Networks shall promptly (and in any event within the time permitted by applicable rules), make any filings with the Securities and Exchange Commission and the New York Stock Exchange that are required in order to update the identity of its executive officers and any other personnel named in such filings, and evidence of such updated filings shall be provided to the President of Benchmark. In addition, FTE Networks will use commercially reasonable efforts to remove all references to Benchmark in all UCC filings, notes, loans, service agreements, credit agreements, deposit account control agreements, guarantees, contingent guarantees and other similar instruments.

(e) Office Space. Within sixty (60) days following the Effective Date, the Parties will negotiate and agree upon suitable arrangements with respect to the leased premises identified as 237 West 35th Street, Suite 601, New York, NY 10001 (“Suite 601”) and 237 West 35th Street, Suite 806, New York, NY 10001 (“Suite 806”) in a manner designed to meet the respective needs of the Parties. Such arrangements may include having FTE Networks personnel vacate Suite 806 and consolidate into Suite 601, or vice versa, subject to the execution of a sublease between the Parties as appropriate. Until an agreeable resolution is reached, FTE Networks will continue to pay to Benchmark (i) $16,945.17 per month, representing monthly rent, utilities and common area expenses for Suite 601 and (iii) $3,304.73 per month, representing the pro-rated portion (based on the number of employees of FTE Networks occupying such space relative to the total number of employees occupying such space, which the Parties agree is 40%) of monthly rent, utilities and common areas expenses, in each case subject to any rent escalation or other additional charges provided for in the underlying leases.

(f) Tax Matters. Each Party agrees to cooperate and provide the other Party with information, documentation and other support reasonably necessary for the completion of any pending tax audit and the completion of any tax filings. For the period from the Effective Date until December 31, 2019, and for all subsequent tax periods, the Parties will file their own tax returns.

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(g) Benefit Plans. Promptly following the Effective Date, each Party will cooperate and provide support to the other Party as necessary to separate any combined benefits programs, including but not limited to the FTE Networks 401(k) plan (in consultation with Merrill Lynch) and the medical, dental and vision insurance plans currently maintained by FTE Networks. The Parties will cooperate in consulting with the respective plan providers in formulating an approach to the provision of services to employees of Benchmark during the transition period. In addition, the Parties will engage in discussions in good faith to determine the treatment of issued and outstanding stock options and any other awards granted to employees and consultants of Benchmark under the FTE Networks 2017 Omnibus Incentive Plan.

2. Term. The term of this Agreement will commence on the Effective Date and continue in effect until the date as of which the term of all Services have ended, but in no event later than the date that is six (6) months following the Effective Date, unless earlier terminated as provided herein (the “Term”). Notwithstanding the forgoing, this Agreement may terminate as to a single category of Services if an earlier termination date is set forth with respect thereto on Exhibit A or any agreed-upon amendment or supplement thereto.

3. Compensation. In consideration for the Services, the Receiving Party shall, if applicable, compensate and reimburse the Providing Party as set forth on Exhibit A. Payments hereunder, if any, shall be due and payable monthly in arrears within thirty (30) days of the date of Providing Party’s invoice therefor or as otherwise set forth on Exhibit A. The Providing Party will use commercially reasonable efforts to present the Receiving Party with monthly invoices detailing the Services provided during that month and the total amount due within fifteen (15) days after the end of each month during which Services have been provided. In the event the Receiving Party fails to timely pay any payments due hereunder, the Providing Party may offset such amounts due against the Working Capital Cash Payments (as defined in the Foreclosure Proposal).2

4. Representations and Warranties.

(a) Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized and validly existing under the laws of the jurisdiction in which it was organized and has full corporate or limited liability company power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and (c) assuming the due execution and delivery by the other Party, this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with the Agreement’s terms.

(b) Warranty Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4(a), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT OR OTHERWISE AFFECT THE REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY IN THE CREDIT AGREEMENT OR ANY OTHER DOCUMENT RELATED TO THE FORECLOSURE.

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5. Termination.

(a) The Receiving Party may terminate any Service under this Agreement for convenience at any time by providing written notice of such termination to the Providing Party. The Parties may terminate this Agreement or any Service provided hereunder by written agreement signed by both Parties.

(b) Either Party may terminate this Agreement immediately by providing written notice to the other Party if the other Party is in material breach of this Agreement and fails to cure such breach within fifteen (15) days after written notice thereof.

(c) Effective upon termination of this Agreement, (i) except as otherwise expressly provided herein, all rights and obligations of each Party hereunder will cease; (ii) the Providing Party shall not have any further obligation to provide the Services, and (iii) the Receiving Party shall not owe any further compensation to the Providing Party or have any further liability to the Providing Party in connection with this Agreement with respect to the Services, except for any compensation that accrued prior to the date of termination or in connection with such Services and other expenses of the Providing Party which cannot be reasonably mitigated by the Providing Party. In addition, the Providing Party shall return to the Receiving Party, and the Receiving party shall return to the Providing Party, all property belonging to the other Party that was used by such Party in performing its obligations under this Agreement, including, but not limited to, all Confidential Information (as defined below).

(d) Sections 4, 5(c), 5(d), 6, 7 and 9 will survive any termination or expiration of this Agreement.

6. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES WITH RESPECT TO THE SERVICES OR OTHERWISE RELATING TO EITHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT.

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7. Confidentiality. Each Party (each, a “Recipient”) acknowledges that it will receive certain Confidential Information (as defined below) of the other Party (each, a “Discloser”) in connection with this Agreement and the Services contemplated hereunder and agrees (and shall cause its representatives to): (a) treat and hold as confidential (and not disclose or provide access to any person, or use for any purpose other than in connection with its performance of its obligations hereunder) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans, and data, emails, phone records, call logs, accounts receivable, accounts payable and general ledger entries, and all other confidential or proprietary information with respect to each Party’s respective business (collectively, “Confidential Information”), (b) in the event that Recipient or any of its representatives or affiliates becomes legally compelled to disclose any such Confidential Information of the Discloser, provide Discloser with prompt written notice of such requirement so that Discloser may seek a protective order or other remedy or waive compliance with this Section 7, (c) in the event that such protective order or other remedy is not obtained, or Discloser waives compliance with this Section 7, furnish only that portion of such Confidential Information which Recipient is advised by legal counsel is legally required to be provided and exercise reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the termination or expiration of this Agreement) to Discloser any and all copies (in whatever form or medium) of all such Confidential Information of the Discloser then in the possession of Recipient or any of its representatives and destroy any and all additional copies then in the possession of Recipient or any of its representatives of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. Notwithstanding anything to the contrary herein, Confidential Information does not include any information that (i) is or becomes available to the public (other than as a result of disclosure by the Recipient or its representatives prohibited by this Agreement); (ii) is made available to the Recipient by a third party not known by the Recipient (at the time of such availability) to be subject to a confidentiality obligation in favor of the Discloser; (iii) was available to or in possession of the Recipient (free of any confidentiality obligation) prior to disclosure of such information by the Discloser to the Recipient; (iv) is developed independently by the Recipient or the Recipient’s directors, officers, employees, agents, advisors (e.g., lawyers and accountants), contractors, representatives, financing sources or affiliated entities without the use of any Confidential Information of the Discloser; or (v) is made available to third parties by the Discloser without restriction on the disclosure of such information.

8. Contact Persons. Each Party appoints the individuals below to serve as its primary point of contact for matters related to this Agreement.

	General Contact	Escalation Contact
FTE Networks	[***]	[***]
Benchmark	[***]	[***]

9. Miscellaneous.

(a) The Parties agree that the relationship of the Providing Party to the Receiving Party is that of an independent contractor. The Providing Party has no authority to bind the Receiving Party by or to any obligation, agreement, promise, representation, or warranty, and the Providing Party shall not incur any liability for or on behalf of the Receiving Party. Nothing herein will be deemed to constitute or appoint the Providing Party as the agent or legal representative of Receiving Party.

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(b) This Agreement and the rights, obligations, and remedies of the Parties will be governed by and construed and enforced in accordance with the laws of the State of Nevada, without reference to any of its conflict of law principles. The Parties irrevocably submit to the jurisdiction of any state or federal court located in the State of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a state or federal court. Notwithstanding the foregoing, either Party shall be entitled to bring a claim for injunctive or other equitable relief in any court of competent jurisdiction.

(c) This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior written or verbal agreements or understandings in connection herewith, except as expressly provided in the Credit Agreement or in any agreements or instruments entered into or delivered in connection with the Foreclosure. No amendment, waiver, or modification hereto will be valid unless specifically made in writing and signed by an authorized signatory of both Parties hereto. If any provision is judicially determined to be invalid or unenforceable, then such provision will be modified to the least extent to make such provision valid and enforceable, if legally permissible, or, if not, such provision will be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions will be given full force and effect. There are no third party beneficiaries to this Agreement.

(d) Neither Party may assign or transfer this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, except that no consent will be required for an assignment or other transfer in connection with a merger, acquisition, change in control transaction, corporate reorganization, or sale of all or substantially all, or other transfer of a Party’s assets, business or equity. Any attempted assignment in violation of this Section will be null and void and of no force or effect. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s permitted successors and assigns.

(e) Except with regard to payment obligations, either Party shall be excused from delays in performing or from failing to perform its obligations under this Agreement to the extent the delays or failures result from causes beyond the reasonable control of the party, including, but not limited to, default of subcontractors or suppliers, failures of third party software, default of third party vendors, acts of God or of the public enemy, U.S. or foreign governmental actions, labor shortages or strikes, communications or utility interruption or failure, fire, flood, epidemic, and freight embargoes.

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(f) Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile or electronic mail confirmed by first class mail (registered or certified) to the respective Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to FTE Networks:

FTE Networks, Inc.

237 West 35th Street, Suite 806

New York, NY 10001

Attention: Maria Fernandez

Telephone No.: 239-315-3161

Email: [***]

If to Benchmark:

Benchmark Builders, LLC

237 West 35th Street, Suite 901

New York, NY 10001

Attention: Fred Sacramone

Facsimile No.: 212-766-8804

Telephone No.: 212-766-8800

Email: [***]

(g) This Agreement may be executed in several counterparts, including counterparts delivered by means of facsimile, scanned pages, or other electronic transmission, each of which will be deemed an original, but all of which together will constitute but one and the same Agreement.

[Signature page immediately follows]

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In Witness Whereof, the Parties have executed and delivered this Agreement as of the Effective Date.

RECEIVING PARTY:

FTE NETWORKS, INC.

By:	/s/ Fred Sacramone
Name:	Fred Sacramone
Title:	President

PROVIDING PARTY:

BENCHMARK BUILDERS, LLC

By:	/s/ Fred Sacramone
Name:	Fred Sacramone
Title:	President

Signature Page To Transition Services Agreement

EXHIBIT A

Services

1.	Personnel:

a.	Fred Sacramone will continue to serve as the Chief Executive Officer of FTE Networks until the earlier of the engagement of a new Chief Executive Officer or thirty (30) days from the Effective Date. Upon his resignation as CEO, Mr. Sacramone will enter into an advisory role for the remainder of the Term to assist in the transition of new management of FTE Networks. Upon the Effective Date, he will resign his position on the board of directors of FTE Networks.

b.	[***], through his consulting firm, will remain as a consultant of FTE Networks during the Term to oversee all ongoing FTE Networks financial operations and continue his current duties including: preparation and completion of SEC filings due during or within thirty (30) days following the end of the Term, financial restatement work from prior periods, working with FTE Networks’ outside auditors, and treasury and process management. [***] will also continue to support the board of directors and management of FTE Networks for all financial needs including those in connection with any corporate transactions.

2.	Payroll – The Providing Party will work with ADP to ensure separate payroll billings to each Party. During the Term, [***] will provide assistance as reasonably necessary with respect to payroll matters.

3.	Internet and Networks – The Providing Party will provide internet services for the use of the Receiving Party’s corporate accounting group for a period of up to thirty (30) days from the Effective Date. Following the Effective Date and by no later than thirty (30) days from such date, the Receiving Party will undertake commercially reasonable efforts to provide its own separate internet connection for the use of such corporate accounting group.

4.	Phone System – The Providing Party will provide phone service to the corporate personnel of the Receiving Party.

5.	Software – Promptly after the Effective Date, the Providing Party will make a transfer of any FTE Networks-related electronic files it has to storage locations identified by the Receiving Party.

6.	Files – Any paper files in the possession of either Party that relate to the other Party or its business shall be transferred to such other Party.

7.	Computer Files – The Providing Party will transfer to the Receiving Party, via sharefile sites, all legal and operational data in its possession that is relevant to the Receiving Party.

8.	Accounting Systems –The Parties shall coordinate the disposition of any due to/due from accounts between the Parties. Both Parties shall work to reconcile the due from/to accounts in a mutually acceptable manner.

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